Exhibit 10.13

Date: September 27, 2023

lease

FUNG& CO., DAVID Y.Y.
107 SAN FUNG AVENUE, M/F
SHEUNG SHUI, NEW TERRITORIES, HK
File number: Y -4884-23

Lease

Tenant:	Party A: MERRY GROWTH DEVELOPMENT LIMITED
(Business Registration Number: 18276625) (Company Registration Number: 475877)
Party B: MAN PONG JEWELLERY LIMITED (Company registration number: 1453992)

Registered address: 28/F, Seabright Plaza, 9-23 Shell Street, North

Point, Hong Kong (Party A: hereinafter referred to as: Owner)

54 Hoi Yuen Road, Kwun Tong, Kowloon, Hong Kong (Party B: hereinafter referred to as: Tenant) –

Now, the parties hereto have entered into a Lease Agreement on the 2023/09/27, in accordance with the following terms:

(1)	The Landlord agrees to rent and the Tenant agrees to lease Yue Xiu Plaza, No. 9 Ning Yuan Street, San Po Kong, Kowloon, Hong Kong-Shop NO. G12 , Ground Floor, Yue Xiu Plaza, NO. 9 Ning Yuen Street, San PO Kong, Kowloon, Hong Kong (hereinafter referred to as “the Building”), for a lease term of two years, from October 18, 2023 to October 17, 2025 (both dates inclusive) (hereinafter referred to as “the Lease Period”), with a monthly rent of HK$ 15,500.00 (including management fee and air-conditioning fee) (but if the Tenant receives a notice from the Management Company to increase the air-conditioning and management fees, the Tenant must pay the Landlord the difference in amount requested by the Management Company). Monthly rent is payable in advance on or before the first day of the month (calculated according to the Gregorian calendar). The rates are paid by the tenant at HK$ 1,110.00 per quarter (adjusted as the government adjusts the rates) and are paid to the landlord on the first day of each quarter. The location of the building is shown in the pink portion of the attached figure, which is for reference and identification purposes only.

(2)	The tenant agrees to the following conditions:

(1)	Pay the rent in accordance with the above regulations.

(2)	During the lease period, in addition to government tax, property tax and government rent, all water, electricity, gas, telephone, internet and pay TV and other miscellaneous charges related to the building as stipulated in the deed of mutual covenant must be paid on time.

(3)	During the tenancy period, if the rent does not include air- conditioning charges, management fees and rates, the tenant must pay the air-conditioning charges, management fees and rates of the building on time.

(4)	The owner or his agent is allowed to bring staff to the building for inspection within a reasonable time. Without prejudice to the Tenant ‘s responsibilities and obligations under this Lease, the Tenant permits the Landlord and all its authorized personnel to enter the Building and the Building at any reasonable time upon prior notice to inspect and manage all service equipment provided by the Landlord or the Building, such as the pipes, air-conditioning ducts, control panels, etc. of the Building; enter and inspect the repair status of the Building, examine and test its fixtures, and carry out any necessary repair or maintenance work; however, in any emergency, enter (by force if necessary) the Premises without notice but, in exercising its right to enter and inspect the Premises for the purposes of this Clause, the Landlord shall cause and ensure that all persons entering the Premises under this Clause cause the least possible inconvenience to the occupiers of the Premises or tenants carrying on business in the Premises .

1

(5)	The building or any part thereof may not be assigned, sub- let or shared with any other person. If any of the above events occur, regardless of whether rent or other remuneration is involved, the Tenant agrees that the Landlord has the right to terminate the Contract immediately and the Tenant must immediately hand over the Premises to the Landlord. At the same time, all deposits under this lease shall belong to the landlord, and the landlord shall still have the right to claim all losses and compensations (including the tenant’s unjust enrichment) from the tenant.

(6)	The building is only used as a shop (retail of various gemstones, jade, pearls and yellow and platinum). The building must not be used for any illegal or immoral purpose. The landlord does not allow the tenant or any other person to conduct any activities in the shop that violate the laws and regulations of Hong Kong. If the landlord receives information from relevant government departments that suspects that counterfeit goods are being sold or illegal activities are being carried out in the building, the landlord may unilaterally terminate the lease at any time by giving one month’s notice. The tenant must move out unconditionally. If the tenant does not move out within one month, the landlord may take back the building through legal procedures and will treat the items in the building as worthless items abandoned by the tenant and discard and dispose of them on his behalf, and will confiscate all deposits as compensation to the landlord for the tenant ‘s breach of contract. The landlord reserves the right to claim any financial losses and legal liabilities from the tenant.

(7)	behavior that may harm or harass the owner or other residents or tenants of the building.

(8)	Responsible for the safety within the building. No firearms, ammunition, explosives, kerosene or other explosive, flammable or dangerous items may be stored in the building. They are also not allowed to engage in any behavior outside the building that is inconsistent with the deed of mutual covenant of the building.

(9)	Without the consent of the Owner (which cannot be refused or delayed without reason), no reconstruction or extension work may be carried out in the Building, no doors, windows, walls, internal and external equipment, electrical installations or any part of beams and columns of the Building may be altered, demolished or destroyed , and no air conditioners or other mechanical facilities may be installed.

(10)	Keep all equipment in the building intact (except for reasonable wear and tear and normal use), including doors, windows, sanitary ware and wall partitions. If the damage is caused by the tenant’s negligence or behavior, the tenant is responsible for repairing it and restoring it to its original condition.

(11)	If any drain, pipe, sanitary ware or plumbing fixture is obstructed or blocked due to the carelessness, improper use or neglect of Tenant or any of Tenant’s employees, agents or licensees, upon demand, pay to Landlord all costs incurred by Landlord in clearing or restoring such obstruction or blockage to such drain, pipe, sanitary ware or plumbing fixture.

(12)	Take all measures to protect the interior of the building from damage by storm, typhoon, flood, fire or similar threats.

2

(13)	No part of the building may be used to carry out any activity that may render the fire insurance invalid or increase the insurance premium.

(14)	No items may be placed in public areas such as the entrance and corridors of the building to avoid blocking the passage.

(15)	Except as stated in Clause (II) (6) of this Lease Agreement that the Building is used as a residence, no one is allowed to cook or stay overnight in the Building.

(16)	advertising signs may be displayed or posted outside the building or on doors or windows without the written consent of the owner (which cannot be unreasonably withheld or delayed by the owner). The landlord has the sole discretion to approve the erection of billboards and the conditions attached thereto and has the right to remove any advertising signs installed without approval at the tenant’s expense.

(17)	It is not allowed to keep birds, cats, dogs and other livestock or store smelly or dirty and foul-smelling items in the building.

(18)	When the lease expires or is terminated midway, the tenant must repair the building and built-in fixtures and equipment in good faith (except for reasonable wear and tear and normal use) and clear away debris and rubbish before returning it to the owner. If any changes have been made to the building, the landlord’s consent must be obtained in advance, otherwise the building must be restored to its original state when it is returned to the owner (except for reasonable wear and tear and normal use).

(19)	During the lease period, the tenant is not allowed to add any facilities to the building. When the tenant moves out, the building must be cleaned and returned to the owner in its original condition. If the tenant leaves behind items in the building, it is up to the landlord to decide what to do with them. If demolition is required , the tenant will be responsible for all costs. The landlord is not required to make any compensation to the tenant for the facilities left behind.

(20)	The Tenant understands that the Landlord does not make any warranty as to the structural safety of the existing facilities or buildings (if any) in the Building. During the lease period, the tenant is responsible for any accidents that occur within the building and the resulting losses. If there are any unauthorized structures or additions in the building that need to be demolished, the Tenant undertakes to demolish such unauthorized structures or additions immediately within 7 days of receiving a notice from the relevant authorities and/or departments , and to be responsible for all costs. If there is any violation, the tenant promises to compensate the landlord for all losses caused thereby.

(21)	shall not exceed the safe floor load of the building.

(22)	To observe, comply with, observe and perform all the covenants, terms and provisions in the Deed of Mutual Covenant of the Building relating to the Building and to indemnify the Landlord for any breach, non-compliance or non-performance of the same.

(3)	The owner agrees to the following conditions

(1)	Provided that the tenant complies with all provisions of the lease, the landlord or its agent shall not hinder or interrupt the tenant’s right to enjoy the building during the validity period of the lease.

(2)	Pay the land tax, property tax and government rent of the building during the lease period.

(3)	Maintain the exterior and main structure of the building intact and in good condition.

3

(4)	The landlord and tenant agree as follows:

(1)	If during the Lease Period, the Landlord decides to rebuild, renovate, improve or redecorate the Building or any part thereof, the Landlord has the right to terminate this Lease after giving the Tenant (2) months ‘written notice. The Tenant agrees to unconditionally return vacant possession of the Building to the Landlord on the expiration of the notice period and terminate this Lease. about. The tenant has no right to claim any compensation from the landlord as a result.

(2)	If the rent or part of the rent is still not paid seven days after the due date (regardless of whether formal notice has been given or not) or if the Tenant is unable to pay the rent or neglects or fails to observe or perform any term or condition that the Tenant should observe and perform under this Lease, or if the Tenant goes bankrupt or is implicated by its partners and is filed for liquidation or bankruptcy (except due to reorganization or merger), or if the Tenant has applied for winding up the business or if the Tenant is unable to repay its debts for other reasons and makes an arrangement with its creditors to allow them to join, or allows any person to seize the items or goods of the tenants/residents in the Building, the Landlord has the right to terminate the Lease immediately and repossess the Building, but such repossession does not affect the Landlord ‘s other rights of action arising from and enjoyed by the Tenant due to breach of contract. The owner shall also be entitled to pay all expenses and losses caused by the above circumstances in accordance with Article (四)(3) shall be deducted from the tenant’s deposit. The above situation is only effective if the landlord issues a formal written notice, and the tenant must smoothly return the building to the landlord.

(3)	To ensure that the Tenant complies with the provisions of this Lease, the Tenant shall pay a deposit of HK$ 47,610.00 (equivalent to three months’ rent and three months’ rates) upon signing this Lease. In the Lease Agreement entered into between the Landlord and the Tenant on October 12, 2021 (the “Previous Lease Agreement”), the Tenant had paid a deposit of HK$ 46,170.00 (the “Old Deposit”) in the Previous Lease Agreement. Both parties agree to use the Old Deposit as the deposit for this Lease Agreement.

The Tenant ‘s portion of the deposit paid to the Landlord (“the Deposit”). The remaining deposit of HK$ 1,440.00 shall be paid by the Tenant upon signing this Lease.

Upon expiration of the Lease, provided that the Tenant has not defaulted on rent or other fees and has performed and complied with all the provisions of this Lease, the Landlord shall return the Deposit to the Tenant without interest within 21 working days after the Tenant hands over the Premises to the Landlord. However, if the tenant fails to perform or comply with the provisions of this lease, the landlord may forfeit the deposit in full and pursue the losses caused by the tenant’s breach of contract.

(4)	given to the Tenant in connection with this Lease may be delivered by post or by courier to the Tenant’s last known address or placed at the building referred to in this Lease; and if the Tenant sends a notice to the Landlord, it may also be delivered by post or by courier to the Landlord’s registered address or last known address, which shall be deemed to be effectively delivered.

4

(5)	Any breach of contract or negligent act by Tenant’s agents, employees or visitors shall be deemed a breach of contract or negligent act by Tenant.

(6)	Except for the circumstances as stated in clauses (ii)(5), (iv)(3), (iv)(11) and (v)(6) of this Lease, in which the Landlord has the right to confiscate the Deposit, collect overdue interest and compensation, with respect to Part III of the Landlord and Tenant Comprehensive Ordinance (Chapter VII) and this Lease, if the rent is not paid before the deadline set out in clause (1) of this Lease, it may be deemed as arrears of rent in accordance with the relevant regulations , and all expenses of the rent shall be borne by the Tenant and may be recovered as a debt .

(7)	The landlord’s acceptance of rent from the tenant does not constitute a waiver of the right to pursue the tenant for breach of contract.

(8)	If any part of the Building is damaged and unsuitable for habitation or use due to a building closure order , typhoon, fire or any natural disaster ( except where such damage is caused directly or indirectly by the Tenant’s act or negligence), the Tenant shall not be required to pay part of the rent during that period depending on the extent of the damage and/or on a pro rata basis. If the building is damaged to such an extent that it is not suitable for repair, the landlord is not required to carry out the repair and reserves the right to terminate this lease.

(9)	The stamp duty on this Lease and its duplicate and the fees (if any) for registration of this Lease with the Land Registry shall be borne equally by the Landlord and the Tenant. If the tenant hires his own lawyer to handle lease matters, the landlord and the tenant will each pay their own lawyer fees.

(10)	The Landlord and the Tenant shall each bear their own other expenses related to this Lease.

(11)	Although the above article has mentioned matters such as rent payment and other payments, if the tenant still fails to pay the rent or other amounts due when they are due, the landlord has the right to require the tenant to pay interest until the amount is paid in full. This is to compensate for losses rather than to punish the landlord. The landlord’s collection of interest stipulated in the lease (calculated at a monthly rate of 1.25%) does not affect the landlord’s exercise of other rights under the contract (including the right to repossess the property).

(12)	Tenant hereby declares that no additional fees, top fees, construction fees or other remuneration have been paid to the Landlord or its authorized persons to obtain this lease.

(13)	Within six months before the expiration of this lease, the landlord has the right to post rental notices outside the building, and the tenant shall not interfere. The tenant must also allow persons with written permission from the landlord or his agent to post rental notices without affecting the tenant. Visit the premises at reasonable times under the business operation circumstances.

(14)	Both parties agree that if the tenant is a joint tenant under the name of two or more individuals or companies, all or any one of them shall be jointly and severally liable for the obligations and commitments of the tenant. Notice given to any one person under Clause 4(4) of this Lease shall be deemed to have been given to all and each of them.

(15)	relating to the Tenant in this Lease Agreement, including the masculine and feminine genders, the neuter gender, the singular and the plural, and the individual and the corporation, are interchangeable.

5

(16)	This lease contains all the terms agreed upon by both parties, and all other negotiations and promises between the two parties are invalid.

(17)	Any clause in this Lease that is deemed by any court of competent jurisdiction to be illegal or unenforceable under current law may be deleted from this Lease without affecting the validity of the remaining clauses in this Lease. If the above-mentioned laws are exempted, the parties hereby waive such laws to make this Lease a valid, binding and enforceable contract.

(18)	This lease does not provide for a right to renew.

(19)	A person who is not a party to this Lease shall have no rights under the Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the Laws of Hong Kong) to enforce or enjoy the benefit of any provision of this Lease.

(20)	The parties hereby agree that if either party (the “notifying party”) wishes to terminate the lease early before the end of the lease term, starting from October 18, 2024, the notifying party may give the other party two months’ written notice to terminate the lease in advance, without prejudice to the rights of both parties before the termination of the lease. We would like to clarify and emphasize again that from October 18, 2024, the lease can only be terminated early by giving the aforementioned two-month written notice. The actual lease term for termination of the lease will in any event not be less than one year and two months (including two months’ written notice period).

(5)	Special terms agreed upon by both the landlord and the tenant

(1)	There is no rent-free period under this lease

6

(2)	The Tenant understands that if renovation is required, all renovation drawings must be submitted for approval by the Landlord before renovation can commence. At the end of the lease, the Tenant shall dismantle and clean the building at his own expense and return the building to the Landlord. Tenants must comply with relevant laws and regulations regarding renovation and obtain the consent of relevant departments. The landlord’s approval does not relieve the tenant of relevant responsibilities nor does it mean that the tenant has fulfilled the relevant responsibilities.

(3)	The Tenant promises that when using the Building, he/she will be fully responsible for the safety of the Building and will not store any flammable, explosive or other dangerous items in the Building. When using the building, tenants must comply with relevant government laws, including the purpose of the building and the floor load requirements stipulated in the building’s deed of mutual covenant. If there is any violation, the tenant must compensate the landlord for any economic losses caused and bear all legal liabilities.

(4)	the shop in this building includes cleaning of air conditioners, fire and water insurance, third party insurance and any accidental losses are all borne by the tenant, and the owner is not responsible for any compensation. The tenants are responsible for applying for and paying for the water and electricity meters in the shop.

(5)	When moving out, the tenant must restore the building to its original state (including the original facilities) and clean it up and return it to the owner without any objection.

(6)	If the Tenant fails to pay the rent for more than one month and the Landlord is unable to contact the Tenant, the Landlord has the right (and the Tenant hereby authorizes the Landlord) to enter the Building without notifying the Tenant and to auction all items in the Building in the Tenant’s absence to pay the outstanding rent. Including: rent, cooling water pipe fees, rates and all expenses caused by arrears of rent, such as: auction house fees, etc. The remaining balance (if any) will be refunded. The landlord also has the right to terminate the lease immediately and rent out the building to another tenant, and the tenant may not object.

(7)	If the Landlord has the right to reclaim the Premises in accordance with any one or more of the terms of this Lease and the Tenant refuses and/or fails to return the Premises to the Landlord as scheduled, the Tenant must pay the Landlord a compensation of HK$ 1,000.00 per day . However, the Landlord’s acceptance of the compensation paid by the Tenant shall not be regarded as a waiver of the right to pursue the Tenant for breach of contract.

(8)	The owner did not install any other decoration in the building except the central air-conditioning system and the mechanical, electrical, water and fire protection systems provided in the original entry drawings. The Tenant accepts the Building in its current state. Once the tenant uses the interior decoration (if any), including the air ducts of the air conditioner, they will regard such decoration as their own property and be responsible for its future repair and maintenance. The tenant also promises to remove all interior decoration that does not belong to the owner when moving out of the building and unconditionally return the building to the owner. The tenant has no objection (except for those that the owner agrees to leave behind, at which time the tenant shall not remove the decoration that the owner agrees to leave behind).

7

For and on behalf of Merry Growth Development Limited

/s/ HE Jiantong

/s/ Chan Yiu Fai Y
Chan Yiu Fai Y
Solicitor, Hong Kong
SAR of David YY
Fung & Co.

For and on behalf of Man Pong Jewellery Limited

/s/ SZE KAM FUK

/s/ Fu Yan Yuen

Fu Yan Yuen
Solicitor, Hong
Kong SAR of David
YY Fung & Co.

8

We have received a deposit of HK$ 47,610.00 from the above tenant for the said building (this deposit (i.e. the old deposit) was transferred from the previous lease in accordance with Condition (4) (3) of this lease).

For and on behalf of Merry Growth Development Limited

/s/HE Jiantong

September 27, 2023

9

Shops
商舖

Food & Beverages
飲食

Cinema
電影院

Vertical Transport
垂直運輸

Circulation & Public Area
通道及公用地方

北
G01
G02
G03
G04
G05
G06
G07
G08
G09
G10
G11
G12
G13
G14
G15
G16
G17
G18
G19
G20
G21
G22
G23
G24
G25
G26
G27
G28
G29
G30
G31
商場入口
寧遠街
住宅入口
地庫車場入口

越秀廣場

地下平面圖
Ground Floor Plan

0

本說明書祇可供參考用，所有細節以政府批圖則及法